UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   September 24, 2009

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On September 24, 2009, we entered into an amendment to our Research Collaboration and License Agreement with AstraZeneca AB, dated January 30, 2007. We previously filed that agreement as Exhibit 10.2 of our quarterly report on Form 10-Q for the quarter ended December 31, 2006, filed with the SEC on February 8, 2007, and filed previous amendments to that agreement as Exhibit 10.28 of our annual report on Form 10-K for the year ended June 30, 2008, filed with the SEC on September 29, 2008, and as Exhibit 10.2 of our quarterly report on Form 10-Q for the quarter ended December 31, 2008, filed with the SEC on February 13, 2009. Under the amendment, we will receive an up-front payment of $2.5 million and, subject to completion of certain tasks relating to the program, $2.5 million in the first quarter of calendar year 2010. As part of the amendment, terms of the agreement relating to milestone payments and royalty rates were restructured, such that we are eligible for milestone payments totaling up to $145.2 million, with up to $85.2 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, plus stepped royalties on product sales. We have also agreed to conduct additional clinical studies for AstraZeneca, which will be under a clinical trial sponsored research agreement to be funded by AstraZeneca.

Item 8.01 Other Events.

        On September 29, 2009, we issued a press release, attached as Exhibit 99 to this report, concerning the amendment.

Item 9.01 Financial Statements and Exhibits.

        (d) Exhibits:

99	Press Release dated September 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: September 29, 2009	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer

EXHIBIT INDEX

99	Press Release dated September 29, 2009